UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2006

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement.

In connection with his appointment as acting Chief Executive Officer of Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), as discussed below, on February 14, 2006 the Company granted Robert G. Johnson, Jr., M.D., Ph.D. an option to purchase 25,000 shares of the Company’s common stock, at an exercise price of $4.875 per share and vesting ratably over 48 months. The Company also increased Dr. Johnson’s 2006 cash bonus target from 30% to 45% of his annual salary, effective as of January 1, 2006.

In addition, on February 14, 2006, the Company increased the 2006 cash bonus target for Margaret A. Horn, the Company’s Senior Vice President, General Counsel and Secretary, from 30% to 35% of her annual salary, effective as of January 1, 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Officers.

Effective February 13, 2006, Daniel V. Santi, M.D., Ph.D. resigned as Chief Executive Officer and Chairman of the Board of Directors of the Company, and the Company’s Board of Directors (the “Board”) appointed Robert G. Johnson, Jr., M.D., Ph.D., the Company’s then current Executive Vice President, Development and Chief Medical Officer, as acting Chief Executive Officer on an interim basis until a permanent CEO is appointed by the Board. Dr. Santi continues to serve as a Director of the Company.

Dr. Johnson, 54, joined the Company in September 2000 and has served as Executive Vice President, Development since April 2004 and as Chief Medical Officer since January 2003. From January 2002 to April 2004, Dr. Johnson served as the Company’s Senior Vice President, Medical Affairs and Corporate Development and from September 2000 to January 2002, served as Vice President, Medical Affairs and Corporate Development. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, where he served as Vice President, Pharmacology and Preclinical Affairs through 1999 and most recently as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc., a pharmaceutical company. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received his B.A. and Ph.D. in biophysics and an M.D. from the University of Pennsylvania.

Pursuant to the terms of the offer letter between Dr. Johnson and the Company dated September 5, 2000 (the “Offer Letter”), in the event of the involuntary termination of Dr. Johnson’s employment without Cause (as such term is defined in the Offer Letter), Dr. Johnson will receive separation pay in the form of continuation of his base salary (subject to standard withholdings and deductions) in regular payment installments for a period of six months following the date of termination of employment, subject to Dr. Johnson’s execution of a general release of the Company. The Company’s obligation to continue to pay such base salary shall cease as of the date Dr. Johnson commences employment with another business entity.

Dr. Johnson’s base salary for 2006 is $365,000 and his target cash bonus is 45% of his 2006 base salary. The actual bonus payable to Dr. Johnson (if any) will depend on the extent to which the Company’s and Dr. Johnson’s actual performance meets, exceeds or falls short of specified corporate objectives and individual performance objectives approved by the Compensation Committee of the Board and on the level of the Company’s then current or anticipated cash reserves.

Dr. Johnson and the Company have entered into a Change in Control and Severance Agreement (the “Change in Control Agreement”), which provides for payment of certain benefits to Dr. Johnson if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control Agreement), his employment with the Company is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control Agreement), including:

(A) Payment to Dr. Johnson of a lump sum cash payment equal to (a) two times Dr. Johnson’s annual base salary, plus (b) two times the greatest of (i) the cash bonus paid to Dr. Johnson in the year prior to termination, (ii) the target cash bonus to be paid to Dr. Johnson in the year in which the termination occurs and (iii) the target cash bonus as in effect immediately prior to the Change in Control;

(B) The vesting and exercisability of all outstanding options to purchase the Company’s common stock held by Dr. Johnson on the date of termination will be accelerated in full, and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to Dr. Johnson by the Company will lapse. In the event of a termination, the exercise period of any outstanding option held by Dr. Johnson on the date of termination will be extended, if necessary, such that the exercise period will not terminate prior to the later of (a) 12 months after the effective date of termination and (b) the post-termination exercise period provided for in such option, subject to certain exceptions; and

(C) In the event the Dr. Johnson timely elects continued coverage of a health, dental or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full amount of Dr. Johnson’s COBRA premiums, including coverage for Dr. Johnson’s eligible dependants, for a period equal to the earlier of (a) 24 months or (b) Dr. Johnson’s death or the effective date of Dr. Johnson’s coverage by a medical, dental or vision insurance plan of a subsequent employer. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) will terminate as of Dr. Johnson’s termination date (except to the extent that a conversion privilege may be available thereunder).

Under the terms of the Change in Control Agreement, if the payments to Dr. Johnson result in the imposition of any excise taxes, the Company is required to make an additional payment to Dr. Johnson to cover such taxes (including any taxes on such additional payment).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: February 17, 2006	By:	/s/ Margaret A. Horn
Margaret A. Horn, Senior Vice President, General Counsel and Secretary